(Letterhead of Branden T. Burningham, Esq.)

December 14, 1998


U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C.  20549

Re: Consent to be named in the S-8 Registration Statement of Medivest, Inc., a Utah corporation (the "Registrant"), SEC File No. 1-10077, to be filed on or about December 10, 1998, covering the registration and issuance of 100,000 shares of common stock to one individual Consultant

Ladies and Gentlemen:

          I hereby consent to be named in the above referenced Registration Statement, and to have my opinion appended as an exhibit thereto.

                                   Sincerely yours,

                                   /s/ Branden T. Burningham

cc:    Medivest, Inc.

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